Exhibit 15

November 2, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 2, 2012 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three- and nine-month periods ended September 30, 2012 and September 30, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012 is incorporated by reference in its Registration Statement on Form S-8 (Registration Numbers 333-11313-99, 333-87069-99, 333-121908, 333-155291, 333-166598 and 333-184165) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc.

Very truly yours,

/s/ PricewaterhouseCoopers LLP